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                                                                   Exhibit 10.11

                           SUPPLEMENTARY CONTRACT (II)

         First Party:  Guangdong Zhuhai High-technology Results
         Industrialization Demonstration Base Co., Ltd.

SECOND PARTY:     ZHUHAI OPLINK COMMUNICATIONS TECHNOLOGY CO., LTD.

         Pursuant to the ECONOMIC CONTRACT LAW OF THE PEOPLE'S REPUBLIC OF CHINA and related laws, First Party and Second Party, having conducted amicable consultations in adherence to the principles of mutual benefit, mutual support, and shared growth, reach the following agreement:

(1) Pursuant to the provisions regarding "Exemption within the zone from the increased power and water capacity fee and 20% drop in electricity and water prices" in the Zhuhai (Guangdong Province) Municipal Government Document No. (2000) 21, and in accordance with the "they who use shall invest" principle for construction of transformer and distribution facilities, Second Party urgently needs, on account of the actual rapid expansion of its production at the Base (Guangdong Zhuhai High-technology Results Industrialization Demonstration Base), to establish two transformer and distribution facilities with capacities of approximately 1,000 KVA each (said facilities include: high-tension lines, high-voltage board, transformers, low-voltage distribution facilities, low-voltage transmission facilities, distribution housing, and other such facilities connecting from No. 1 Factory Building, hereinafter abbreviated as transformer and distribution facilities).

(2) Title to the transformer and distribution facilities demanded by Second Party shall belong to Second Party after Second Party has invested the funds and completed construction. First Party shall assist Second Party with performing the relevant formalities such as reporting on construction.

(3) First Party shall, for consideration, provide Second Party with the building unit needed for construction of the transformer and distribution facilities: The building unit is located at First Floor of First Party's Factory Building No. 2. The building unit area is 116.83 square meters (the final use area plus a reasonable portion of the common area). First Party shall collect from Second Party rent and service fees amounting to 12 yuan per square meter monthly fees (rent of 3 yuan per square meter per month, with the balance being service fees). The building will be leased for five years (from June 1, 2000 to May 30, 2005). Building property management fees, rent increases, and water and electricity charges shall be paid according to the terms in the relevant lease for Factory No. 2 (expenses are calculated in the same ways as for floors 3, 4, 5, and 6 of Factory Building No. 2).

(4) If, after all the contracts and agreements made between Second Party and First Party expire, Second Party does not lease First Party's property again, First Party promises that it shall at that time repurchase the transformer and distribution facilities that Second Party constructed itself. (After First Party repurchases, title shall belong to First Party.)

         The price at which First Party purchases the transformer and distribution facilities of Second Party = the original price of Second Party's transformer and distribution facilities

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         -- (Years of use x Annual depreciation expense for Second Party's transformer and distribution facilities) -- Scrap value of Second Party's transformer and distribution facilities -- Cost of repairing equipment.

         Where:

                  The depreciation period for Second Party's transformer and distribution facilities is eight years, the depreciation method is the straight-line method, the scrap value of Second Party's transformer and distribution facilities is 5% of the original price of Second Party's transformer and distribution facilities, and the cost of repairing the equipment refers to transformer and distribution facilities repair costs incurred during the period of use by Second Party.

(5) The original price of Second Party's transformer and distribution facilities is determined according to the bid invitation price. It shall be the lower of the budget price according to the budget and financial statement center of the Bank of Construction and the actual bid invitation price.

(6) The use period for Second Party's transformer and distribution facilities begins on the day that Second Party's transformer and distribution facilities have been completed and have passed an acceptance check. After Second Party completes construction of the transformer and distribution facilities, it shall provide the relevant contracts and technical drawings to First Party so that it can use them to determine the original price of Second Party's transformer and distribution facilities. When First Party repurchases Second Party's transformer and distribution facilities, Second Party shall guarantee that the entire set of equipment can function perfectly. Moreover, it shall provide First Party with the entire set of drawings, acceptance information, and necessary documents.

(7) This agreement takes effect after the two parties sign it and affix to it their seals.

(8) This agreement exists in duplicate. Each party possesses one, and each has equal legal effect.

(9) This contract is a supplementary contract for contract (Yue-Ke-Ji-Di 2000-011).

Seal of First Party:                                    Seal of Second Party:
Guangdong Zhuhai
High-technology Results Industrialization
Demonstration Base Co., Ltd.

Legal Representative of First Party:      Legal  Representative of Second Party:
/s/ illegible                             [seal:] Co., Ltd.

         Date: [illegible] 28, 2000 (Zhuhai, China)